Exhibit 5.1

PILLSBURY WINTHROP SHAW PITTMAN LLP

1200 Seventeenth St. NW

Washington, DC 20036-3006

April 17, 2015

Sinclair Broadcast Group, Inc.

Sinclair Television Group, Inc.

10706 Beaver Dam Road

Hunt Valley, Maryland  21030

Re:                             Registration Statement on Form S-3

Ladies and Gentlemen:

We are acting as special securities counsel for Sinclair Television Group, Inc., a Maryland corporation (the “Issuer”), Sinclair Broadcast Group, Inc., a Maryland corporation (“SBG”), and the subsidiary guarantor co-registrants (together with SBG, collectively the “Guarantors”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) relating to the registration under the Securities Act of 1933 (the “Act”) of $550,000,000 aggregate principal amount of the Issuer’s 5.625% Senior Notes due 2024 (the “Notes”) and the related guarantees of the Notes by the Guarantors (the “Guarantees”). The Notes were issued pursuant to an Indenture dated as of July 23, 2014 among the Issuer, the Guarantors and U.S. Bank National Association, as Trustee.  The Notes and the Guarantees are to be offered for the respective accounts of the holders thereof.

We have reviewed and are familiar with such corporate proceedings and other matters as we have deemed necessary for this opinion.  In such review, we have assumed that the Indenture has been duly authorized, executed and delivered by the Trustee, the Notes have been properly authenticated by the manual signature of an authorized representative of the Trustee, and the signatures on all documents examined by us are genuine, which assumptions we have not independently verified.

On the basis of the assumptions and subject to the qualifications and limitations set forth herein, we are of the opinion that (i) the Notes have been duly authorized and constitute the valid and legally binding obligations of the Issuer, enforceable against the Issuer in accordance with their terms, and are entitled to the benefits of the Indenture, and (ii) the Guarantee of each Guarantor constitutes a valid and legally obligation of such Guarantor, enforceable against such Guarantor in accordance with its terms, in each case except as may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, receivership, conservatorship, arrangement, moratorium and other laws affecting and relating to the rights of creditors generally, by general equitable principles and by requirements of reasonableness, good faith, fair dealing and materiality.

We have also assumed that (a) the Issuer and each Guarantor has been duly organized and is validly existing in good standing under the laws of its jurisdiction of organization, (b) the Indenture and the Guarantee of each Guarantor not organized in the States of Maryland, Delaware or Virginia have been duly authorized by all requisite action, corporate or otherwise, executed and delivered by such Guarantors and (c) such Guarantee is valid under the law of its jurisdiction of organization.

The opinions set forth in this letter are limited to the law of the State of Maryland, the law of the Commonwealth of Virginia, the General Corporation Law of the State of Delaware, the Delaware Limited Liability Company Act and the law of the State of New York, in each case as in effect on the date hereof.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and in the Prospectus included therein.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ PILLSBURY WINTHROP SHAW PITTMAN LLP